[LETTERHEAD OF GRANT THORNTON]


December 12, 2000

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20548

Re: Engex, Inc.
    SEC File No.: 811-01639

Gentlemen:

We have read the statements related to the change of certifying accountants made by Engex, Inc. (the "Registrant") in its filing on Form N-SAR for its fiscal year ended September 30, 2000, which we understand will be filed with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940. We are in agreement with the statements contained therein regarding those items required to be reported pursuant to Item 304(a)(1) of regulation S-K. A copy of the Registrant's statements referred to above is attached hereto as
Exhibit 1.

Very truly yours,

/s/ Grant Thornton LLP

GRANT THORNTON LLP